EXHIBIT 99.1

                         IDSI INKS $26 MM CHINA CONTRACT


Fort Lauderdale, Florida, September 28, 2004--Imaging Diagnostic Systems, Inc., (OTCBB:IMDS), announced that it has signed a multi-year agreement with China Far East International Trading Corporation (CFETC) for the exclusive sale of the CT Laser Mammography System (CTLM(R)) in the People's Republic of China. Superseding a previous distribution contract, this new agreement also includes clinical research and collaboration programs.

"We are extremely pleased to have received this major contract especially with the recent approval from China's State Food and Drug Administration to begin commercialization within the PRC," stated Tim Hansen, CEO of Imaging Diagnostic Systems, Inc.

IDSI's exclusive distributor, CFETC has already received 4 CTLM systems under the previous agreement and expects additional units before year-end as part of this $26 million dollar multi-year agreement. CFETC is one of China's top 500 Enterprises in import and export volume. CFETC operates under the control of State-owned Assets Supervision and Administration Commission of the State Council. CFETC is located in Beijing with branches in Guangdong, Zhejiang, Jiangsu, Hainan, Fujian, Shenzhen, and Zhuhai.

Imaging Diagnostic Systems has received CE Marking, CMDCAS (Canada), Canadian License, China SFDA approval, UL listing, ISO 9001:2000-13488 certification and FDA export certification for its CT Laser Breast Imaging System. The CTLM(R) system is the first patented breast-imaging system that utilizes state-of the-art laser technology and patented algorithms to create 3-D cross- sectional images of the breast. The Company is seeking PreMarket Approval (PMA) from the Food and Drug Administration (FDA) for its CTLM(R) system to be used as an adjunct to mammography. The CTLM(R) system is a non-invasive, painless examination that does not expose the patient to radiation or require breast compression.

Please visit Imaging Diagnostic Systems' website at: www.imds.com for additional information.

In conjunction with the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectation. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company's filing with the Securities Exchange Commission.


Investor Relations:                      Public Relations:
Rick Lutz                                Margie Adelman
404-261-1196                             561-347-6768
lcgroup@mindspring.com                   madelman@adelmancommunications.com